THIS   INSTRUMENT  AND  THE  RIGHTS  AND
                    OBLIGATIONS    EVIDENCED    HEREBY   ARE
                    SUBORDINATE  IN  THE  MANNER  AND TO THE
                    EXTENT   SET   FORTH  IN  THAT   CERTAIN
                    SUBORDINATION      AND     1NTERCREDITOR
                    AGREEMENT      (THE       "SUBORDINATION
                    AGREEMENT")  DATED AS OF AUGUST 31, 2005
                    AMONG KEYSTONE CONSOLIDATED  INDUSTRIES,
                    INC.  AND  FV  STEEL  AND  WIRE  COMPANY
                    (COLLECTIVELY,    THE   "COMPANY")   AND
                    WACHOVIA  CAPITAL  FINANCE   CORPORATION
                    (CENTRAL) ("AGENT"), TO THE INDEBTEDNESS
                    (INCLUDING INTEREST) OWED BY THE COMPANY
                    PURSUANT  TO  THAT   CERTAIN   LOAN  AND
                    SECURITY  AGREEMENT  DATED AS OF  AUGUST
                    31,  2005 AMONG THE  COMPANY,  AGENT AND
                    THE  LENDERS  FROM  TIME TO  TIME  PARTY
                    THERETO,   AS  SUCH  LOAN  AND  SECURITY
                    AGREEMENT  HAS BEEN AND HEREAFTER MAY BE
                    AMENDED,   SUPPLEMENTED   OR   OTHERWISE
                    MODIFIED   FROM  TIME  TO  TIME  AND  TO
                    INDEBTEDNESS       REFINANCING       THE
                    INDEBTEDNESS  UNDER  THAT  AGREEMENT  AS
                    CONTEMPLATED   BY   THE    SUBORDINATION
                    AGREEMENT;   AND  EACH  HOLDER  OF  THIS
                    INSTRUMENT,  BUT ITS ACCEPTANCE  HEREOF,
                    IRREVOCABLY  AGREES  TO BE  BOUND BY THE
                    PROVISIONS    OF    THE    SUBORDINATION
                    AGREEMENT.

                    THIS   PROMISSORY   NOTE  HAS  NOT  BEEN
                    REGISTERED  UNDER THE  SECURITIES ACT OF
                    1933,  AS AMENDED (THE  "ACT"),  AND MAY
                    NOT  BE  SOLD,  TRANSFERRED,   OTHERWISE
                    DISPOSED  OF OR OFFERED  FOR SALE IN THE
                    ABSENCE  OF  AN  EFFECTIVE  REGISTRATION
                    STATEMENT   UNDER   THE   ACT   AND  ANY
                    APPLICABLE   STATE,   FOREIGN  OR  OTHER
                    SECURITIES LAW OR RECEIPT BY THE COMPANY
                    OF  AN   OPINION  OF  COUNSEL  OR  OTHER
                    EVIDENCE   THAT   REGISTRATION   IS  NOT
                    REQUIRED AND EXCEPT IN  COMPLIANCE  WITH
                    SECTION  9  HEREOF.

                            FV STEEL AND WIRE COMPANY
                     KEYSTONE CONSOLIDATED INDUSTRIES, INC.

                                 PROMISSORY NOTE

August 31, 2005                                                   $4,800,000.00

     The undersigned, FV STEEL AND WIRE COMPANY, a Wisconsin corporation ("FVSW"), and KEYSTONE CONSOLIDATED INDUSTRIES, INC., a Delaware corporation ("KCI" and, together with FVSW, collectively, the "Reorganized Debtors", and each individually, a "Reorganized Debtor"), hereby promise, jointly and severally, to pay to Jack B. Fishman, Esq., President of Novare, Inc. (the "Trustee"), in his capacity as trustee for the Holders of the Class A6 Claims (as such terms are defined in the Plan), or their registered assigns, the principal amount of FOUR MILLION EIGHT HUNDRED THOUSANDDOLLARS AND NO/100ths ($4,800,000.00), together with interest thereon calculated in accordance with the provisions of this Promissory Note (the "Note").

     1. Definitions. In addition to the terms defined elsewhere in this Note, the following terms shall have the respective meanings assigned thereto (such meanings to be equally applicable to both the singular and the plural forms of the terms defined).

     "Amortizing Period" means the period commencing with the quarter beginning on October 1, 2006 and continuing until the Indebtedness has been paid in full.

     "Bankruptcy Code" means the Federal Bankruptcy Reform Act of 1978 (11 U.S.C. ss. 101, et seq.), as amended and in effect from time to time, and the Bankruptcy Rules adopted with respect thereto and in effect from time to time.

     "Change of Control" means (i) the acquisition or attachment by any means by any Person, or two or more Persons acting in concert (other than Persons having such ownership or control as of the date of this Agreement), of record ownership of, or the right to vote, or the power to direct the vote of 50% or more of the voting power of the outstanding shares of capital stock of KCI, or (ii) the merger or consolidation of KCI if, as a result thereof, a change in ownership or control of KCI as described in clause (i) above occurs, or (iii) any one or more sales or conveyances to any Person of all or substantially all of the assets of KCI.

     "Costs of Collection" means any and all costs actually incurred by the Trustee in connection with the enforcement and collection of this Note and any of the Indebtedness and Obligations evidenced by this Note, including, without limitation, the reasonable attorneys' fees and expenses.

     "Effective Date" has the meaning assigned thereto in the Plan.

     "Event of Default" means and includes either a Payment Default or a Non-Payment Default as described in Section 8 hereof.

     "Indebtedness" means any and all indebtedness and monetary obligations of the Reorganized Debtors arising under or pursuant to this Note, including, without limitation, interest and Costs of Collection as provided for herein.

     "Initial Period" means the period commencing on the Effective Date and ending on September 30, 2006.

     "Insolvency Proceeding" means, with respect to any Person, (a) any case, action or proceeding concerning such Person before any court or other governmental authority relating to the bankruptcy, reorganization, insolvency, liquidation, receivership, dissolution, winding-up or relief of the Reorganized Debtors, or (b) any general assignment by any of the Reorganized Debtors for the benefit of creditors, or composition, marshalling of assets for creditors, or other, similar arrangement in respect of a Reorganized Debtor's creditors generally or any substantial portion of its creditors, whether pursuant to federal, state or foreign law, including, without limitation, the Bankruptcy Code.

     "Lock-Up Agreement" means that certain Lock-Up Agreement dated March 21, 2005 by and among the Reorganized Debtors, DeSoto Environmental Management, Inc., a Delaware corporation, J.L. Prescott Company, a New Jersey corporation, Sherman Wire Company (f/k/a DeSoto, Inc.), a Delaware corporation, and Sherman Wire of Caldwell, Inc., a Nevada corporation (collectively, the "Debtors," and each, individually, a "Debtor"), Contran Corporation, a Delaware corporation, the "authorized representatives," as such term is defined in ss. 1114(b)(1) of the Bankruptcy Code, for the Affected Retirees (as defined in the Plan), the Independent Steel Workers Alliance, the Official Committee of Unsecured
Creditors of the Debtors, and Ameren Cilco, the Bank of New York, not individually but as indenture trustee (which subsequently voluntarily withdrew on June 24, 2005 pursuant to Section 25 of the LockUp Agreement), Midwest Mill Service and Peoria Disposal Company, each of whom, in a direct or representative capacity holds or controls a claim classified as a General Unsecured Claim in Class A6 under the Plan and is a member of the OCUC.

     "Non-Default  Rate" means the rate of interest specified in Section 2(a) or
Section 2(b), as applicable.

     "Non-Payment Default" has the meaning set forth in Section 8 hereof.

     "Obligations" means any and all of each Reorganized Debtor's non-monetary obligations of every kind, nature and description, direct or indirect, joint or several, absolute or contingent, due or to become due, now existing or hereafter arising under this Note or the Pledge Agreement.

     "Official Committee of Unsecured Creditors" or "OCUC" means the official statutory committee of unsecured creditors appointed by the United States Trustee in the Chapter 11 Cases on March 5, 2004, as thereafter reconstituted by the United States Trustee.

     "Other Secured Debt" means the Senior Bank Debt, and any other debt approved by the New Board (as defined in the Lock-Up Agreement) after the Effective Date and secured by valid and duly perfected liens duly and voluntarily granted by either of the Reorganized Debtors.

     "Payment Default" has the meaning set forth in Section 8 hereof.

     "Person" means an individual, a partnership, a corporation, a limited liability company, an association, a joint stock company, a trust, a joint venture, an unincorporated organization and a governmental entity or any department, agency or political subdivision thereof.

     "Plan" means that Third Amended Joint Plan of Reorganization of the Reorganized Debtors, DeSoto Environmental Management, Inc., a Delaware corporation, J.L. Prescott Company, a New Jersey corporation, Sherman Wire Company (f/k/a DeSoto, Inc.), a Delaware corporation and Sherman Wire of Caldwell, Inc., a Nevada corporation (the "Debtors"), as confirmed in the Chapter 11 cases of the Debtors (the "Chapter 1 I Cases"), Case Nos. 04-22421, et seq., pending in the United State Bankruptcy Court for the Eastern District of Wisconsin (the "Court").

     "Pledge Agreement" means that certain Securities Pledge Agreement of even date herewith entered into by the Reorganized Debtors in favor of the Trustee, as modified, amended, and/or restated from time to time.

     "Securities Act" means the Securities Act of 1933, as amended.

     "Senior Bank Debt" means the Exit Financing (as defined in the Plan) and any refinancing thereof entered into as contemplated in the Lock-Up Agreement.

     "Senior  Credit  Agreement"  means the Loan and  Security  Agreement  dated
August 31, 2005 among the Reorganized Debtors, Wachovia Capital Finance Corporation (Central), an Illinois corporation, as Agent, and the lenders party thereto, a copy of which is attached hereto as Schedule B.

     "Triggering Default" has the meaning set forth in Section 9 hereof.

     2. Interest.

     (a) Initial Period Interest. During the Initial Period, interest on the outstanding principal of this Note shall accrue at the rate of twelve percent (12%) per annum (computed on the basis of a 360-day year and the actual number of days elapsed in any year) and shall compound on the first business day of each July, October, January and April during such period.

     (b) Amortizing Period Interest. During the Amortizing Period, cash pay interest on the outstanding principal of this Note shall accrue at the rate of eight percent (8%) per annum (computed on the basis of a 360-day year and the actual number of days elapsed in any year) and shall be payable quarterly in arrears on the first business day of each July, October, January and April, together with principal payments in accordance with Section 3(a) below, until all Indebtedness hereunder shall have been paid in full in cash.

     (c) Default Interest. Upon the occurrence and during the continuation of a NonPayment Default, interest on the outstanding principal of this Note shall accrue at a Default Rate equal to the applicable Non-Default Rate, plus four percent (4%) per annum. Upon the occurrence and during the continuation of a Payment Default, interest on the outstanding principal of this Note shall accrue at a Default Rate equal to the applicable Non-Default Rate, plus eight percent (8%) per annum. Interest that accrues at a rate in excess of the Non-Default Rate shall be prorated over, and added to, the then remaining installments of principal payable under Section 3(a) below. Interest calculated at the applicable Default Rate shall accrue from the occurrence and during the continuation of an Event of Default until such Event of Default has been cured or waived by the Trustee, whereupon interest shall thereafter accrue at the NonDefault Rate.

     3. Payments and Prepayments.

     (a) Scheduled Payments. The Reorganized Debtors shall pay to the holder of this Note (i) an initial principal payment of $1,542,235.11 on January 1, 2007 and (ii) ten equal quarterly payments in the amount of $391,603.24 each, payable on the first day of each April, July, October and January commencing on April 1, 2007, with the tenth and final payment including all amounts outstanding thereunder.

     (b) Prepayments. The Reorganized Debtors may, at any time and from time to time without premium or penalty, prepay all or a portion of the outstanding principal amount of this Note. All such prepayments shall be applied to the remaining scheduled installments of principal in the inverse order of their respective due dates. The Reorganized Debtors shall send written notice of their election to make a prepayment on this Note to the Trustee by registered or certified mail, return receipt requested, at least five days prior to the date of prepayment.

     4. Place of Payment. All payments hereunder shall be made in United States dollars without setoff or counterclaim and shall be made in the manner and at the time and place designated in writing by the Trustee.

     5. Security. The Indebtedness and Obligations shall be secured by a lien on all of the equity interests in Engineered Wire Products, Inc., and the proceeds thereof as set forth in the Pledge Agreement.

     6.   Representations   and  Warranties.   Each  reorganized  Debtor  hereby
represents and warrants to the Trustee as follows:

     (a) Corporate Existence and Power. Each Reorganized Debtor (i) is duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation, (ii) has the requisite right and authority and all governmental licenses, authorizations, consents and approvals to own its assets, carry on its business as currently being conducted and to execute, deliver, and perform its obligations (if any) under this Note and the Pledge Agreement, and (iii) is duly qualified as a foreign corporation and is licensed and in good standing under the laws of each jurisdiction where its ownership, lease or operation of property or the conduct of its business requires such qualification or license except where the failure to so qualify or be licensed could not reasonably be expected to have a material adverse effect on the financial condition or operations of the Reorganized Debtors, taken as a whole.

     (b) Corporate Authorization; No Contravention. The execution, delivery and performance by each Reorganized Debtor of this Note and the Pledge Agreement and the consummation of the transactions contemplated hereby and thereby have been duly authorized by Plan and the order of the Court confirming the Plan, and do not and will not (i) contravene the terms of any of the certificate or articles of incorporation or by-laws of such Reorganized Debtor, (ii) subject to the provisions of the Plan, conflict with or result in any breach or contravention of or give any third party the right to modify, terminate, accelerate or have repaid or otherwise purchased any obligation under, or the creation of any lien under, any document evidencing any material contractual obligation to which the Reorganized Debtor is a party or any order, injunction, writ or decree of any governmental authority to which any such Person or its property is subject, or
(iii) violate any material requirement of law.

     (c) Governmental Authorization; Consents. No consent or authorization of, filing with, notice to or other act by or in respect of, any governmental authority or any other Person is required to be obtained for (i) the execution, delivery or performance of this Note and the Pledge Agreement by such Reorganized Debtor, (ii) the grant by such Reorganized Debtor of the security interest granted pursuant to the Pledge Agreement, or (iii) the exercise by the Trustee of its rights and remedies hereunder and under the Pledge Agreement.

     (d) Binding Obligation. This Note is the legally valid and binding obligation of each Reorganized Debtor, enforceable against each Reorganized Debtor in accordance with its terms.

     7. Covenants. Each Reorganized Debtor covenants and agrees with the Trustee that, from and after the date of this Note until the Indebtedness shall have been paid-in-full in cash, it will comply with the covenants contained in
Section 9 (other than 9.2 and 9.22) of the Senior Credit Agreement as if such covenants and the relevant definitions were contained herein. All references to "Agent" and "Lenders" contained therein will be deemed to be references to the Trustee. No amendment, waiver or modification of Section 9 of the Senior Credit Agreement will operate as amendment, waiver or modification of Section 9 as incorporated herein unless such amendment, waiver or modification imposes greater restrictions on the Reorganized Debtors in which case any such amendment, waiver or modification will be automatically incorporated into
Section 9 as incorporated herein. The Reorganized Debtors will give prompt notice to the Trustee of any amendment, modification, waiver or refinancing of the Senior Credit Agreement.

     8. Events of Default.

     (a) Payment Default. The failure to pay within five (5) days following the applicable due date thereof, the full amount of any installment of principal or interest hereunder or any other Indebtedness arising under or pursuant to this Note shall constitute a Payment Default.

     (b) Non-Payment Defaults. Each of the following shall constitute a Non-Payment Default:

     (i) The sale of all or substantially all of the equity interests or assets of Engineered Wire Products, Inc. ("EWP") by KCI;

     (ii) The sale of all or substantially all of the equity interests or assets of KCI;

     (iii) The commencement of Insolvency Proceedings by or against KCI or EWP;

     (iv) The failure of any Reorganized Debtor to perform or observe any of the Obligations specified in this Note or the Pledge Agreement;

     (v) Any representation or warranty by a Reorganized Debtor made or deemed made herein or in the Pledge Agreement shall be false or misleading on the date made or deemed made;

     (vi) A default by any Reorganized Debtor or affiliated obligor under or in respect of the Senior Bank Debt or the Old Secured Notes (as defined in the Plan);

     (vii) Any Reorganized Debtor shall become the subject of any voluntary or involuntary Insolvency Proceeding or shall admit in writing its inability to pay its debts generally as they become due;

     (viii) A judgment in excess of $1,000,000.00 shall be rendered against any Reorganized Debtor and becomes final and non-appealable;

     (ix) A Change of Control shall occur with respect to any Reorganized Debtor; or

     (x) The Pledge Agreement or the lien and security interest created thereby shall cease to be, or shall be claimed by a Reorganized Debtor not to be, in force and effect in accordance with its terms.

     An Event of Default, including an Event of Default resulting from a default under or in respect of the Senior Bank Debt or the Old Secured Notes that is waived by the holder or holders thereof, shall be deemed to continue in effect unless and until cured or waived by the Trustee.

     9. Remedies on Default. Upon the (i) the sale of all or substantially all of the equity interests or assets of Engineered Wire Products, Inc. ("EWP") by KCI, (ii) the sale of all or substantially all of the equity interests or assets of KCI, (iii) the commencement of Insolvency Proceedings by or against KCI or EWP, or (iv) the failure of the Reorganized Debtors to pay all outstanding Indebtedness upon the maturity of this Note (each a "Triggering Default"), the holder of this Note may exercise any rights or remedies available under applicable law, including and without limitation, part 6 of Article 9 of the Uniform Commercial Code as in effect in the State of Illinois at the time of the occurrence of the Triggering Default. In addition, the holder of this Note may accelerate the Indebtedness in the event of acceleration of the Senior Bank
Debt. Upon the occurrence of any Event of Default other than a Triggering Default or the acceleration of the Senior Bank Debt, the sole remedy shall be the accrual or payment of interest at the Default Rate of interest in accordance with Section 2(c).

     9. Transfers. KCI, on behalf of the Reorganized Debtors, shall maintain a register for recording the ownership and any transfer of this Note. Upon surrender of this Note for registration of transfer or for exchange to KCI at its principal office, the Reorganized Debtors at their sole expense shall execute and deliver in exchange therefor a new note or notes, as the case may be, as requested by the holder or transferee, which aggregate the unpaid principal amount of such surrendered Note, registered as such holder or transferee may request, dated so that there will be no loss of interest on such surrendered Note and otherwise of like tenor. The issuance of one or more new notes shall be made without charge to the holder of the surrendered Note for any issuance tax in respect thereof or other cost incurred by the Reorganized Debtors in connection with such issuance; provided that the holder of this Note shall pay any transfer taxes associated therewith. Each Reorganized Debtor shall be entitled to regard the registered holder of this Note as the owner and holder hereof for all purposes until KCI is required to record a transfer of this Note on its register. No Reorganized Debtor may transfer or assign any of the Indebtedness or Obligations arising under or pursuant to this Note or the Pledge Agreement without the prior written consent of the Trustee.

     Notwithstanding anything contained in this Note to the contrary, this Note is transferable only (i) pursuant to a registration statement filed pursuant to the Securities Act, (ii) in compliance with Rule 144A of the Securities and Exchange Commission (or any similar rule or rules then in force), to the extent applicable, or (iii) in conformity with other applicable securities laws and rules promulgated thereunder. In connection with the transfer of this Note (other than a transfer described in clauses (i) or (ii) above), the holder of this Note shall deliver to the Reorganized Debtors either (A) an opinion of counsel or (B) evidence satisfactory to the Reorganized Debtors in their sole discretion, in either case, to the effect that such transfer of this Note may be effected without registration of this Note under the Securities Act.

     10. Amendment and Waiver. Except as otherwise expressly provided herein, the provisions of this Note may be amended or waived and the Reorganized Debtors may take any action herein prohibited, or omit to perform any act herein required to be performed by them, only pursuant to the written consent of the Trustee.

     11. Remedies Not Exclusive, Etc. The Trustee shall have all rights and remedies provided in this Note and the Pledge Agreement and, to the extent not inconsistent with the terms of this Note and the Pledge Agreement, available under any applicable law or in equity. No such remedy is intended to be exclusive of any other remedy, and each and every such remedy shall be cumulative and shall be in addition to every other remedy given hereunder or thereunder or now or hereafter existing at law or in equity or by ? or otherwise. Any Person having any rights under any provision of this Note shall, except an expressly limited by this Note, be entitled to enforce such rights specifically (without posting a bond or other security), to recover damages by reason of any breach of any provision of this Note, and to exercise all other rights granted by law.

     12. Costs of Collection. The Reorganized Debtors agree to pay all Costs of Collection actually incurred by the Trustee in connection with the enforcement or collection of this Note. Any such Costs of Collection shall be immediately due and payable on demand and shall, to the extent not paid on demand, shall be added to the Indebtedness evidenced by this Note.

     13. Certain Waivers. Each Reorganized Debtor hereby waives diligence, presentment, demand, protest and notice of protest and demand, dishonor and nonpayment of this Note, and expressly agrees that this Note, or any payment hereunder, may be extended from time to time and that the Trustee may accept security for this Note or release security for this Note, all without in any way affecting the liability of such Reorganized Debtor hereunder.

     14. Cancellation. After all of the Indebtedness has been indefeasibly paid in full in cash, this Note shall be promptly surrendered to the Reorganized Debtors for cancellation and shall not be reissued.

     15. Business Days. If any payment hereunder shall become due, or any time period for giving notice or taking action hereunder shall expire, on a day that is a Saturday, Sunday or legal holiday in the State of Illinois, such payment shall be due and payable on, and such time period shall automatically be extended to, the next business day immediately following such Saturday, Sunday or legal holiday, and interest shall continue to accrue at the applicable rate hereunder until such payment is made.

     16. Notices. All notices, demands or other communications to be given or delivered under or by reason of the provisions of this Note or the Pledge
Agreement shall be in writing and shall be deemed to have been given when delivered personally to the recipient, sent to the recipient by reputable overnight courier service (charges prepaid), transmitted by facsimile (receipt confirmed) or three days after mailed to the recipient by certified or registered mail, return receipt requested and postage prepaid. Such notices, demands and other communications shall be sent to the Reorganized Debtors and the Trustee at their respective addresses indicated on Schedule A attached hereto or to such other address or to the attention of such other Person as the recipient party has specified by prior written notice to the sending party.

     17. Severability. Wherever possible, each provision of this Note shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Note shall be prohibited by or invalid under such law, such provision shall be ineffective to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Note.

     18. Survival. All covenants, representations warranties contained or referred to herein shall survive the execution and delivery of our Note and the consummation of the transactions contemplated hereby, regardless of any investigation made by the Trustee or on its behalf, until this Note is indefeasibly paid in-full in cash.

     19. Captions. The captions and headings of this Note are for convenience of reference only and shall not affect the interpretation of this Note.

     20. Governing Law. This Note shall be governed by and construed in accordance with the internal laws of the State of Illinois without regard to the conflicts of law provisions thereof.

     21. WAIVER OF JURY TRIAL. EACH REORGANIZED DEBTOR WAIVES ANY RIGHT TO A TRIAL BY JURY IN ANY ACTION OR PROCEEDING TO ENFORCE OR DEFEND ANY RIGHTS UNDER OR IN CONNECTION WITH THIS NOTE OR THE PLEDGE AGREEMENT OR ANY AMENDMENT, INSTRUMENT, DOCUMENT OR AGREEMENT DELIVERED OR WHICH MAY IN THE FUTURE BE DELIVERED IN CONNECTION HEREWITH OR THEREWITH.

     22. Revival and Reinstatement of Obligations. The obligations of each Reorganized Debtor hereunder are absolute. If the incurrence or payment of the Indebtedness by or for the account of the Reorganized Debtors or the transfer to the Trustee of any payment or property should for any reason subsequently be declared to be void or voidable under any state or federal law relating to creditors' rights, including provisions of the Bankruptcy Code relating to fraudulent transfers, preferences, or other voidable or recoverable payments of money or transfers of property (collectively, a "Voidable Transfer"), and if the Trustee is required to repay or restore, in whole or in part, any such Voidable Transfer, or elects to do so upon the advice of its counsel, then, as to any such Voidable Transfer, or the amount thereof that the Trustee is required or elects to repay or restore, and as to all reasonable costs and expenses (including reasonable attorneys' fees) incurred by the Trustee in connection therewith, the Indebtedness shall automatically be revived, reinstated, and restored to the extent of such Voidable Transfer and shall exist as though such Voidable Transfer had never been made. [signature page follows]

     IN WITNESS WHEREOF, each Reorganized Debtor has executed and delivered this Note on the date first written above.


                                   FV STEEL AND WIRE COMPANY


                                By:/s/Bert E. Downing, Jr.
                                      Bert E. Downing, Jr.
                                Its:
                                    Vice President




                                   KEYSTONE CONSOLIDATED INDUSTRIES, INC.


                                By: /s/Bert E. Downing, Jr.
                                       Bert E. Downing, Jr.
                                Its:
                                    Vice President

                                    Schedule A


                                     NOTICES

 if to the Reorganized Debtors:

Keystone Consolidated Industries, Inc.
7000 SW Adams Street
Peoria, Illinois 61641
Attn: David L. Cheek

Keystone Consolidated Industries, Inc.
5430 LBJ Freeway, Ste. 1740
Three Lincoln Centre
Dallas, Texas 75240-2697
Attn: Bert E. Downing, Jr.

with a copy to:

Kirkland & Ellis LLP
200 East Randolph Dr.
Chicago, Illinois 60601
 Attn:David L. Eaton
      Anne M. Huber

if to the Trustee:

Jack B. Fishman, Esq.
President
Novare, Inc.
824 South Main Street,
Suite 202
Crystal Lake, Illinois 60014
Facsimile: 815-444-1380

with a copy to:

Jenner & Block LLP
One IBM Plaza
Chicago, Illinois 60611
Attention: Jeff Marwil
Facsimile: 312-923-2719

Schedule B

Attached